Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
November 11, 2008

WINTHROP REALTY TRUST ANNOUNCES THE RESIGNATION OF A TRUSTEE

BOSTON, MA – November 11/PRNewswire-FirstCall/ - Winthrop Realty Trust (NYSE:FUR) announced today that Steven Mandis has resigned as a member of the Company’s Board of Trustees effective today.  Mr. Mandis has served as the trustee nominated by the holders of Winthrop’s Series B-1 preferred shares since February 2005.  His decision to resign was based on his no longer being associated with a holder of Series B-1 preferred shares and his desire to focus on his other professional commitments.

Pursuant to Winthrop’s Certificates of Designation relating to its Series B-1 preferred shares, the holders of the Series B-1 preferred shares have the right, subject to certain conditions, to elect one member to Winthrop’s Board of Trustees.  No replacement for Mr. Mandis has yet been nominated by the holders of the Series B-1 preferred shares.

Mr. Mandis stated “I have tremendous respect for the management and Board of Winthrop.  It has been a pleasure to serve on the Board and work with such committed and talented people.”

Michael L. Ashner, the Chairman and Chief Executive Officer of the Company, stated “We thank Steven for his service to the Company over the past few years and the considerable contributions he has made to the Company as a member of its Board.  With Steven we have experienced a thoughtful, professional individual who always displayed the highest level of integrity.  We wish him success as he pursues new opportunities.”

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s Annual Report of Form 10-K/A for the year ended December 31, 2007, as may be updated or supplemented in the Company's Form 10-Q filings which discuss the factors that could adversely affect the Company's results.  Further information relating to the Company’s financial position, results of operations, and investor information is also contained in the Company’s reports filed with the SEC, which reports are available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.